Exhibit 99.1

Ballantyne Strong Announces Exercise of 8.3 Million Rights in

GreenFirst Forest Products’ Rights Offering

Charlotte, NC – July 30, 2021 – Ballantyne Strong, Inc. (NYSE American: BTN) (“Ballantyne Strong” or the “Company”) today announced that it has exercised 8.3 million rights in the rights offering conducted by GreenFirst Forest Products Inc. (TSX: GFP) (“GreenFirst”). GreenFirst, one of Ballantyne Strong’s holdings, conducted the rights offering to finance a portion of its purchase of the assets of Rayonier A.M. Canada G.P. and Rayonier A.M. Canada Industries Inc., subsidiaries of Rayonier Advanced Materials Inc., a top-ten producer of lumber in Canada.

As previously announced, the Company designated a special committee of independent members of its Board of Directors to evaluate all actions to be taken with respect to the rights offering. With the rights offering concluding on Friday, July 30, 2021, the Company has instructed its agent to exercise 8.3 million rights at an exercise price of $1.50 CAD per share for a total investment of $12.4 million CAD. The Company also sold 12.8 million rights for $2.2 million CAD and used the proceeds along with cash on the Company’s balance sheet to fund the exercise. Following the exercise, the Company’s cash position remains at approximately $10 million USD.

Mark Roberson, Chief Executive Officer, stated, “We’re pleased to increase our holdings in GreenFirst in support of this transformative acquisition. The additional investment in GreenFirst represents an attractive opportunity to allocate capital and we look forward to participating in their future success as GreenFirst completes its transition to a major player in the Canadian lumber industry.”

Following the anticipated issuance of 8.3 million additional shares from the rights offering, the Company’s GreenFirst holdings are expected to total 15.3 million common shares. Based on information previously published by GreenFirst, the Company’s holdings are expected to account for approximately 10% of GreenFirst’s outstanding common shares following the closing of the asset purchase and related financing transactions.

GreenFirst announced on July 26, 2021, that the transaction has received required approvals from TSX Venture Exchange and that GreenFirst expects the acquisition transaction to close by the end of August 2021.

About Ballantyne Strong, Inc.

Ballantyne Strong, Inc. (https://ballantynestrong.com/) is a diversified holding company with operations and holdings across a broad range of industries. The Company’s Strong Entertainment segment includes the largest premium screen supplier in the U.S. and also provides technical support services and other related products and services to the cinema exhibition industry, theme parks and other entertainment-related markets. Ballantyne Strong holds a $13 million preferred stake along with Google Ventures in privately held Firefly Systems, Inc., which is rolling out a digital mobile advertising network on rideshare and taxi fleets. Finally, the Company holds an approximately 19% ownership position in GreenFirst, and an approximately 21% ownership position in FG Financial Group, Inc. (Nasdaq: FGF), a reinsurance and investment management holding company focused on opportunistic collateralized and loss capped reinsurance, while allocating capital to SPAC and SPAC sponsor-related businesses.

Forward-Looking Statements

In addition to the historical information included herein, this press release includes forward-looking statements, such as management’s expectations regarding future sales, the impact, length and severity of the COVID-19 pandemic, and the adequacy of the actions taken in response to the pandemic, the Company’s expected actions with respect to the GreenFirst rights offering and their anticipated results, all of which involve a number of risks and uncertainties, including but not limited to those discussed in the “Risk Factors” section contained in Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 10, 2021, as supplemented by the Company’s Amendment No. 1 on Form 10-K/A filed with the SEC on April 28, 2021, the Company’s subsequent filings with the SEC, and the following risks and uncertainties: the negative impact that the COVID-19 pandemic has already had, and may continue to have, on the Company’s and its holdings’ business and financial condition; the Company’s ability to maintain and expand its revenue streams to compensate for the lower demand for the Company’s digital cinema products and installation services; potential interruptions of supplier relationships or higher prices charged by suppliers; the Company’s ability to successfully compete and introduce enhancements and new features that achieve market acceptance and that keep pace with technological developments; the Company’s ability to successfully execute its capital allocation strategy or achieve the returns it expects from its holdings; the Company’s ability to maintain its brand and reputation and retain or replace its significant customers; challenges associated with the Company’s long sales cycles; the impact of a challenging global economic environment or a downturn in the markets (such as the current economic disruption and market volatility generated by the ongoing COVID-19 pandemic); economic and political risks of selling products in foreign countries (including tariffs); risks of non-compliance with U.S. and foreign laws and regulations, potential sales tax collections and claims for uncollected amounts; cybersecurity risks and risks of damage and interruptions of information technology systems; the Company’s ability to retain key members of management and successfully integrate new executives; the Company’s ability to complete acquisitions, strategic investments, entry into new lines of business, divestitures, mergers or other transactions on acceptable terms, or at all; the impact of the COVID-19 pandemic on the Company or its holdings; the Company’s ability to utilize or assert its intellectual property rights, the impact of natural disasters and other catastrophic events (such as the ongoing COVID-19 pandemic); the adequacy of insurance; the impact of having a controlling stockholder and vulnerability to fluctuation in the Company’s stock price. Given the risks and uncertainties, readers should not place undue reliance on any forward-looking statement and should recognize that the statements are predictions of future results which may not occur as anticipated. Many of the risks listed above have been, and may further be, exacerbated by the ongoing COVID-19 pandemic, its impact on the cinema and entertainment industry, and the worsening economic environment. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described herein, as well as others not now anticipated. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except where required by law, the Company assumes no obligation to update, withdraw or revise any forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

For Investor Relations Inquiries:

Mark Roberson	John Nesbett / Jennifer Belodeau
Ballantyne Strong, Inc. - Chief Executive Officer	IMS Investor Relations
704-994-8279	203-972-9200
IR@btn-inc.com	jnesbett@institutionalms.com